Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of 23rd day of December 2020, by and between Cinedigm Corp a Delaware Corporation, 237 West 35th Street, Suite 605, New York, New York 10001 (the "Company"), and Gary S. Loffredo having an address at 62 Wheeler Road, Wayne, NJ 07470 (the "Employee").

WITNESSETH:

WHEREAS, pursuant to an Employment Agreement dated October 13, 2013, as amended (the “Original Agreement”), the Company employed the Employee as Executive Vice President, Business Affairs and General Counsel of the Company and President of Digital Cinema Operations; and

WHEREAS, by letter dated February 28, 2019, the Company promoted the Employee to the title of Chief Operating Officer of the Company, while retaining the Employee’s existing title of General Counsel and President of Digital Cinema of the Company, such letter also amending certain terms of the Prior Agreement; and

WHEREAS, the Company desires to continue to employ the services of the Employee, and the Employee desires to continue to be employed by the Company beyond December 14, 2020 upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                  Employment.

(a)               The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company under the terms and conditions set forth in this Agreement, for the period stated in Paragraph 3 hereof and upon the other terms and conditions herein provided.

(b)               The Employee affirms and represents that, other than as provided herein, the Employee is under no obligation to any party that is in any way inconsistent with, or that imposes material restrictions upon, the Employee’s employment by the Company or the Employee's responsibilities or undertakings under this Agreement.

2.                  Position and Responsibilities. The Employee shall serve as President, Chief Operating Officer, General Counsel and Secretary of Cinedigm Corp. The Employee's principal place of employment will be located in New York, New York. The Employee shall be responsible for such duties as are commensurate with this office and shall report to the Chief Executive Officer (“CEO”) of the Company, who shall have the power to expand, reduce or otherwise modify the Employee’s duties, responsibilities and authority as the CEO may reasonably determine in good faith to be necessary or desirable, subject to the provisions of Section 6(e) below. Except as otherwise provided herein, the Employee will devote his substantial full business time throughout the Term (defined below) to the services required of him hereunder. The Employee will render his business services to the Company during the Term and will use best efforts, judgment and energy to improve and advance the operations, programs, services and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, as long as it does not materially interfere with the Employee’s employment hereunder, the Employee may participate in educational, welfare, social, religious and civic organizations.

3.                  Term. Except as otherwise provided for herein, the term of this Agreement shall be from January 1, 2021 (the “Effective Date”) through March 31, 2023 (the “Term”). This Agreement shall automatically renew for another one (1) year term, unless either party provides written notice to the other party no later than ninety (90) days before the expiration of the Term that the party does not wish to renew the Term of this Agreement. Upon the expiration of the Term, this Agreement, except for the provisions that survive pursuant to this paragraph 3 and paragraphs 8 and 6(c), will have no further force or effect.

4.                  Compensation, Reimbursement of Expenses.

(a)               Salary. For all services rendered by the Employee in any capacity during his employment under this Agreement, including, without limitation, service as an executive, officer, director, or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Employee, in accordance with the Company’s normal payroll practices, a salary (“Base Salary”) at the rate of $460,000 per year commencing no later than December 15, 2020, subject to annual reviews and increase for subsequent years in the sole discretion of the of the Compensation Committee (the “Committee”) of the board of directors of Cinedigm Corp.

(b)               Bonus. The Employee shall be eligible to participate in the Company’s Management Annual Incentive Plan or any amended or successor plan thereto (“MAIP”). The target bonus shall be $322,000 (each such target bonus for the applicable fiscal year, the “Target Bonus”). The Employee’s Target Bonus shall be based on Company performance with goals to be established annually by the Committee and shall be subject to adjustment at the sole discretion of the Committee. Bonuses shall be paid at the same time bonuses are paid to other executives of the Company, which payment shall be made during the calendar year that includes the close of such fiscal year, but no later than August 31st following the fiscal year for which the bonus is earned, and shall be subject to the terms of the MAIP.

(c)               Reimbursement of Expenses. In accordance with Company policies then in effect, the Company shall pay directly, or reimburse the Employee for, reasonable travel, entertainment and other business related expenses incurred by the Employee in the performance of his duties under this Agreement.

(d)               Performance Share Units. The Employee is a participant in the Company’s 2017 Equity Incentive Plan (“EIP”) and shall be awarded 150,000 performance share units (“PSUs”) as approved by the Board of Directors. Subject to EBITDA targets to be determined in the sole and absolute discretion of the Compensation Committee and the Board of Directors, the Employee will also be eligible to receive shares of Company common stock (“PSU Shares”), subject to the Company’s discretion to pay such award in cash or in stock. The award described in this paragraph will be subject to the specific terms of separate Notices of Award that will be provided to the Employee and shall be structured such that, subject to satisfaction of the specified performance metrics, fifty percent (50%) of the PSU Award shall be earned and vested on March 31, 2022, and the remaining fifty percent (50%) of the PSU Award shall be earned and vested on March 31, 2023.

(e)               Long-Term Incentive Award. The Employee shall receive an award of 1,200,000 stock appreciation rights (“SARs”) pursuant to the EIP upon mutual execution of this Agreement. The SARs will have an exercise/strike price equal to the fair market value of the date of the grant which shall be the date of execution of this Agreement by the Company. Five hundred thousand (500,000) of the SARs shall vest on March 31, 2022, 500,000 of the SARs shall vest on March 31, 2023, and 200,000 of the SARs shall vest on June 30, 2023. SARs may be settled by the Company in cash or shares at the sole and absolute discretion of the Compensation Committee, which may consider, among other factors, the availability of shares under the EIP. Other SARs features such as length of term, and termination provisions shall be consistent with prior option grants, subject to the sole and absolute discretion of the Compensation Committee. The award described in this paragraph will be subject to the specific terms of separate Notices of Award that will be provided to the Employee.

(f)                Paid Time Off. In accordance with Parent policies, Employee shall be eligible for four (4) weeks’ vacation accrual per year.

5.                  Participation in Benefit Plans. The Employee will be eligible to participate in all benefit plans and programs that the Company provides to its senior executives in line with the Company’s current practices, including medical, dental, vision, disability, life insurance and paid time off plans, all in accordance with the terms and conditions of such benefit plans and programs as may be modified by the Company in its sole discretion or as required by law from time to time.

The Company will provide the Employee with office and clerical support appropriate to his position, including a private office, an administrative assistant and parking privileges. Notwithstanding the foregoing, the Employee will not be entitled to any automobile allowance.

6.                  Termination.

(a)       The Company shall have the right to terminate this Agreement and the Employee’s employment prior to the expiration of the Term for Cause (as defined below). The Employee has the right to resign and terminate this Agreement at any time without “Good Reason” (as defined below) upon thirty (30) days’ written notice, which notice period may be waived at the discretion of the Company. The Company shall have no obligations to the Employee for any period subsequent to the effective date of any termination of this Agreement pursuant to this Paragraph 6(a), except any and all obligations provided by applicable law and the payment of Base Salary (pursuant to Paragraph 4(a)) up to and including the termination date, bonus earned and approved by the Committee (pursuant to Paragraph 4(b) and/or 4(e), reimbursement of expenses incurred prior to the termination date (pursuant to Paragraph 4(c)), and benefits accrued prior to the termination date (pursuant to Paragraph 5).

(b)       The Company shall also have the right to terminate this Agreement and the Employee’s employment prior to the expiration of the Term other than for Cause upon thirty (30) days’ notice and the Employee has the right to resign and terminate this Agreement at any time for Good Reason (each such termination shall not include a termination of employee’s employment with the Company due to the Employee’s death or Disability). If, prior to the end of the Term, the Company terminates this Agreement and the Employee's employment for reason(s) other than Cause hereof (and other than due to the Employee’s death or Disability) or if the Employee resigns for Good Reason (as defined below), the Employee shall be entitled to receive the following:

(i)       the amounts payable under Paragraph 6(a); and

(ii)       the Base Salary for the twelve (12) month period following termination of employment (the “Severance Period”), subject to Paragraphs 6(f) below, to be paid in equal monthly installments, as of the first day of each month following the date of termination; provided that the first of such payments shall be made in the month following sixty (60) days after such termination; provided that the first of such payments would include any amounts that would have been payable absent the 60-day delay in commencement date, and such payments shall continue for the duration of the Term or such twelve-month period, as applicable; and provided further that the Company may elect in its sole discretion to pay any amounts due under this Paragraph 6(b)(ii) as a one-time, lump-sum amount, less applicable statutory deductions and authorized withholdings, in the month following sixty (60) days after such termination. The Company shall be entitled to reduce the amounts paid under this Paragraph 6(b) by the amounts paid to the Employee in the same period by any other entity that employs the Employee after the Employee’s termination date with the Company.

(c)       If, prior to the expiration of the Term, and within two (2) years after a Change in Control (as defined in the EIP), the Employee’s employment is terminated (i) by the Company without Cause (and other than due to the Employee’s death or Disability), (ii) or by the Employee for Good Reason, or (iii) upon notice by the Company under paragraph 3 of this Agreement that the Company does not wish to renew the Term of this Agreement, then in lieu of the amount payable under paragraph 6(b), Employee will receive a lump sum payment equal to two (2) times the sum of (a) Employee’s then-current annual Base Salary, and (b) Employee’s Target Bonus for the year of termination; provided, however, that such payment shall be limited to an amount which would not result in an “excess parachute payment” as that term is defined in Internal Revenue Code section 280G, as determined in the sole good faith discretion of the Company. Subject to paragraph 6(f) below, payment of the amount due under this paragraph 6(c) shall be made as soon as practicable following the date on which the termination occurs; but in no event later than sixty (60) days following the date of such termination and the Employee will not have the right to designate the taxable year of the payment. (d)For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) the Employee’s material breach of a material provision of this Agreement that is not corrected within thirty (30) days following written notice of such breach sent by the Company to the Employee; (iii) the Employee’s willful misconduct in the performance of Employee’s material duties under this Agreement; (iv) the Employee’s performance of material duties in a manner that is grossly negligent; and (v) the Employee’s failure to attempt to fully comply with any lawful directive of the Chief Executive Officer of the Company which is not corrected within thirty (30) days following written notice of such breach sent by the Company to the Employee. Whether or not “Cause” exists shall be determined solely by the Company in its reasonable, good faith discretion.

(e)       For purposes of this Agreement, “Good Reason” means, without the Employee's written consent, (i) a substantially adverse reduction in title or job responsibilities compared with title or job responsibilities on the Effective Date (provided, however, that any expansion, reduction or other modification of the Employee’s duties, responsibilities and authority as the CEO may reasonably determine in good faith to be necessary or desirable under Section 2 above shall not constitute Good Reason); (ii) any requirement that the Employee relocate to a work location more than 50 miles from the city of New York; or (iii) any material breach of the Agreement by the Company. Notwithstanding the foregoing, Good Reason will be deemed to exist only in the event that: (x) the Employee gives written notice to the Company of Employee’s claim of Good Reason and the specific grounds for Employee’s claim within ninety (90) days following the occurrence of the event upon which Employee’s claim rests, (y) the Company fails to cure such breach within thirty days (30) of receiving such notice (“Cure Period”), and (z) the Employee gives written notice to the Company to terminate Employee’s employment within fifteen (15) days following the Cure Period.

(f)       Notwithstanding any other provision of this Agreement to the contrary, the Employee shall not be entitled to any payments under Paragraph 6(b) or 6(c), and the Company shall not be obligated to make such payments, unless (i) the Employee materially complies with the restrictive covenants by which she is bound (whether pursuant to this Agreement or otherwise), including, but not limited to, any non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by the Employee, and (ii) the Employee executes, delivers and does not revoke a commercially reasonable general release in form and substance acceptable to both the Company and Employee no later than sixty (60) days following the effective date of termination of employment. To the extent the Company makes any such payment to the Employee prior to the execution and delivery or a permissible revocation of the release described in clause (ii) and the Employee fails to execute or deliver the release or otherwise revokes the release, then the Employee will be obligated to repay to the Company the full amount of any such payment under Paragraph 6(b) or 6(c), as applicable, theretofore made to the Employee within ninety (90) days following the termination of the Employee’s employment.

7.                  Death or Disability. Upon the death or Disability (as defined below) of the Employee prior to the end of the Term, this Agreement shall terminate and no further payments shall be made other than those provided for by law and the payment of Base Salary (pursuant to Paragraph 4(a)) up to and including the termination date, bonus earned and approved by the Committee (pursuant to Paragraph 4(b), (e) and/or (f)), reimbursement of expenses incurred prior to such termination (pursuant to Paragraph 4(c)), and benefits (pursuant to Paragraph 5) accrued prior to the date of such death or Disability but not yet paid. For purposes of this Paragraph 7, Disability shall mean any physical or mental incapacity that is documented by qualified medical experts and that results in the Employee’s inability to perform his essential material duties and responsibilities for the Company, with reasonable accommodation, for a period of ninety (90) days in any consecutive twelve (12) month period, all as determined in the good faith judgment of the Board.

8.                  Restrictive Covenants. The Employee hereby covenants, agrees and acknowledges as follows:

(a)               Confidential Information. In the course of employment by the Company, the Employee will receive and/or be in possession of confidential information of the Company, the Parent, their respective subsidiaries and affiliates and the predecessors and successors of any of them, including, but not limited to, information relating to: (i) operational procedures, financial statements or other financial information, contract proposals, business plans, training and operations methods and manuals, personnel records, and management systems policies or procedures; (ii) information pertaining to future plans and developments; and (iii) other tangible and intangible property that is used in the operations of the Company but not made public. The information and trade secrets relating to the business of the Company described in this Paragraph 8(a) are hereinafter referred to collectively as the “Confidential Information,” provided that the term Confidential Information will not include any information: (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee or someone under Employee’s control or direction) or (y) that the Employee receives on a non-confidential basis from a source (other than the Company or its representatives) that is not known by her to be bound by an obligation of secrecy or confidentiality to the Company. References in this Paragraph 8 to the “Company” shall include Cinedigm Corp., and its subsidiaries and affiliates and the predecessors and successors of any of them.

(b)               Non-Disclosure. The Employee agrees that Employee will not, without the prior written consent of the Company, during the period of employment or at any time thereafter, disclose or make use of any such Confidential Information, except as may be required by law (and, in such case, she will immediately notify the Company of such disclosure request) or in the course of employment hereunder. The Employee agrees that all tangible materials containing Confidential Information, whether created by the Employee or others, that come into Employee’s custody or possession during employment, will be and are the exclusive property of the Company.

(c)               Return of Confidential Information and Property. Upon termination of the Employee’s employment for any reason whatsoever, Employee will immediately surrender to the Company all Confidential Information and property of the Company in Employee’s possession, custody or control in whatever form maintained (including, without limitation, computer discs and other electronic media), including all copies thereof. The Employee shall be allowed to make and keep a copy of all personal information, including, but not limited to, personal information contained in Employee’s contacts directory. Any Confidential Information that cannot be returned or destroyed shall be kept confidential by the Employee at all times.

(d)               Non-Competition. The Employee agrees that, while employed by the Company and for one year after the cessation of her employment with the Company for any reason other than expiration of the Term or a termination pursuant to Paragraph 6(b) or 6(c), the Employee will not become employed by or otherwise engage in or carry on, whether directly or indirectly as a principal, agent, consultant, partner or otherwise, any business with any person, partnership, business, corporation, company or other entity (or any affiliate, subsidiary, parent or division thereof) that is in direct competition with the Company.

(e)               Non-Solicitation/No-Hiring. The Employee agrees that, while employed by the Company and for one year after the cessation of employment with the Company for any reason or the period during which the Employee receives Severance or Change in Control payments, Employee will not (i) solicit or induce or attempt to solicit or induce any employee, director or consultant to terminate Employee’s employment or other engagement with the Company or (ii) employ or retain (or in any way assist, participate in or arrange for the employment or retention of) any person who is employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions or who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions both within the six (6) month period immediately preceding the Employee’s contemplated employment or retention of such person and on the date the Employee’s employment with the Company ended.

(f)                Injunctive Relief and Other Remedies. The Employee acknowledges that the foregoing confidentiality, non-competition and non-solicitation/no-hiring provisions are reasonable and necessary for the protection of the Company and its parent, subsidiaries, affiliates and divisions, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Company and its parent, subsidiaries, affiliates and divisions, the Company will be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining the Employee from any actual or threatened breach of those provisions, and no bond or security will be required in connection therewith. If any of the foregoing confidentiality, non-competition and no-solicitation/no-hiring provisions are deemed invalid or unenforceable, these provisions will be deemed modified and limited to the extent necessary to make them valid and enforceable.

9.                  Tax Withholding. The Company shall withhold from any benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10.                Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes the Prior Agreement and any other prior employment agreement between the Company or any predecessor of the Company and the Employee.

11.                Notices. All notices that are required or may be given pursuant to the terms of this Agreement will be in writing and will be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, or (iii) sent via a responsible overnight courier, to the parties at their respective addresses set forth above, or to such other address or addresses as either party will have designated in writing to the other party hereto. The date of the giving of such notices delivered personally or by carrier will be the date of their delivery and the date of giving of such notices by certified or registered mail will be the date five days after the posting of the mail.

12.                General Provisions.

(a)               Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Paragraph 12(a) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder following his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)               No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c)               Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

(d)               Compliance with 409A.

(i)                 Notwithstanding anything herein to the contrary, it is intended that the provisions of this Agreement satisfy the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (“Section 409A”) and this Agreement shall be interpreted and administered, as necessary, so that the payments and benefits set forth herein shall be exempt from or shall comply with the requirements of Section 409A.To the extent that the Company determines that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company without violating the provisions of Section 409A.

(ii)              Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A.

(iii)            All expenses or other reimbursements paid pursuant to this Agreement or other policy or program of the Company that are taxable income to the Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which the Employee incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

(iv)             Nothing contained in this Agreement or any other agreement between the Employee and the Company or any policy, plan, program or arrangement of the Company shall constitute any representation or warranty by the Company regarding compliance with Section 409A.

13.                Entire Agreement; Modification and Waiver.

(a)               Entire Agreement. This Agreement represents the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, promises or representations of the parties, including any prior employment agreement or similar agreement between the parties.

(a)               Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto, and approved by a majority of the members of the Board who were not nominated by the Employee.

(b)               Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.                Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect

15.                Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.                Governing Law. This Agreement has been executed and delivered in the State of New York, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State other than the conflict of laws provisions of such laws. The Employee and the Company hereby consent to the jurisdiction of the Federal and State courts located in the borough of Manhattan in New York City, New York, and each party waives any objection to the venue of any such suit, action or proceeding and the right to assert that any such forum is not a convenient forum, and irrevocably consents to the jurisdiction of the Federal and State courts located in the borough of Manhattan in New York City, New York in any such suit, action or proceeding.

17.                Survival of Provisions. Neither the termination of this Agreement, nor of the Employee's employment hereunder, will terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of Section 8 hereof.

18.                Authority to Enter into this Agreement. Both the Company and the Employee represent that they have the authority to enter into this Agreement and neither party is subject to any restriction or limitation that

19.                Indemnification. The Company shall indemnify the Employee in the event the Employee is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that the Employee is an officer or director of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Employee in connection with such action, suit, or proceeding if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Employee’s conduct was unlawful.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the day and year first above written.

CINEDIGM CORP.

By:	/s/ Chris McGurk
Name:	Chris McGurk
Title:	Chairman & CEO

Employee

/s/ Gary S. Loffredo
Gary S. Loffredo

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